Exhibit 99.1

Contact:

Melissa Felton

Voce Communications

330.401.9220

mfelton@vocecomm.com

Diane Fulton Joins CPI Card Group Board of Directors

Littleton, Colo. (December 2, 2015) — CPI Card Group (Nasdaq: PMTS; TSX: PNT), a global leader in financial and EMV chip card production and related services, today announced that Diane Fulton has been appointed to the board of directors. Ms. Fulton will serve on the Audit Committee.

“Diane’s more than 30 years of finance and investment experience will bring tremendous insight and perspective to CPI Card Group’s board of directors,” said Chairman of the CPI Card Group Board of Directors, Bradley Seaman. “We are pleased that she has accepted the position as director and we look forward to her guidance and insights.”

Fulton is Vice President and Chief Investment Officer of the Vancouver Foundation, a community inspired organization that brings together donors, non-profits and charities, government, media and academic institutions, local leaders, and passionate individuals to build meaningful and lasting change in the province of British Columbia. As the Chief Investment Officer, she is responsible for a $1 billion investment portfolio that funds hundreds of projects in areas such as arts and culture, education, children and youth issues, environment, animal welfare, community health, and social development.

Ms. Fulton serves as a member of the board of directors for Ten Peaks Coffee Company (TSX: TPK) and the University of British Columbia Investment Management Trust. In addition to her director roles, Fulton also serves as an advisor to the Investment Committees for the Insurance Corporation of British Columbia and Pacific Blue Cross.

“Diane is an experienced director who has worked with both private and publicly traded companies and we are excited to welcome her to CPI Card Group’s board of directors,” said Steve Montross, President and CEO of CPI Card Group.

Fulton earned her Master of Business Administration (M.B.A.) degree in Finance from York University and her Bachelor’s degree in Mathematics from the University of Toronto.

About CPI Card Group

CPI Card Group is a leading provider in payment card production and related services, offering a single source for financial and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from nine locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com

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